Exhibit 4.34

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

Original Issuance Date: May 17, 2024

Principal Amount: US$

Subscription Amount: US$

FLEWBER GLOBAL INC.

UNSECURED 10% DISCOUNT CONVERTIBLE NOTE

DUE AUGUST 17, 2024

THIS UNSECURED CONVERTIBLE NOTE is a duly authorized and validly issued Unsecured Convertible Note of FLEWBER GLOBAL INC., a Delaware corporation (the “Company”), having its principal place of business at 1411 Broadway, 38th Floor, New York, New York 10018, designated as its Unsecured 10% Discount Convertible Note due on or after August 17, 2024 (this “Note”). This Note is one of a series of convertible notes issued pursuant to the terms of the Purchase Agreement (as defined below).

FOR VALUE RECEIVED, the Company promises to pay to ____________________ or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of US$ and any other sums due hereunder anytime on or before August 17, 2024 (the “Maturity Date”), or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions.

NOW THEREFORE, the Holder hereby agrees as follows:

Section 1. Definitions. Terms not otherwise defined herein shall have the meanings given to them in the Purchase Agreement. For the purposes hereof, in addition to the terms defined in the Purchase Agreement and elsewhere in this Note, the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof, (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Significant Subsidiary thereof admits in writing that it is generally unable to pay its debts as they become due, (h) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon Conversion of this Note in accordance with the terms hereof.

“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Securities” means the issuance of (a) shares of Common Stock or options not to exceed 20% of the shares of Common Stock outstanding at any given time to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of (i) this Note, (ii) any other securities issued in connection with the transactions pursuant to the Purchase Agreement, including in any of the other Transaction Documents, and/or (iii) other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Original Issuance Date (without regard to any vesting requirements), provided that such securities have not been amended since the Original Issuance Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits) or to extend the term of such securities, or (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in Section 4.13(a) herein, and provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Purchase Agreement” means the Securities Purchase Agreement between the Company and the Holder, dated as of May 17, 2024, in connection with which this Note is issued.

“Significant Subsidiary” has the meaning given to it in Rule 1-02(w) of Regulation S-X.

Section 2. Default Interest; Prepayment of Note.

a) Default Interest. This Note has been issued with original issue discount and no interest shall accrue hereunder prior to the occurrence of an Event of Default. From and after the occurrence and during the continuance of any Event of Default, interest shall accrue hereunder at a rate equal to 2% per month or, if less, the highest amount permitted by law (such interest upon an Event of Default shall be referred to as “Interest” or “Default Interest”), shall compound monthly based upon a 360-day year, and shall be due and payable on the first Business Day of each month during the continuance of such Event of Default (a “Default Interest Payment Date”). In the event that such Event of Default is subsequently cured and no other Event of Default then exists (including, without limitation, for the Company’s failure to pay such Default Interest on the applicable Default Interest Payment Date), the Default Interest shall cease to accrue hereunder as of the day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

b) Prepayment. Except as otherwise set forth in this Note, the Company may not prepay any portion of the principal amount of this Note or accrued interest hereunder, without the prior written consent of the Holder.

Section 3. Registration of Transfers and Exchanges.

a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b) Investment Representations. This Note may be transferred or exchanged only in compliance with investment representations of the Holder set forth in the Purchase Agreement and all other terms of this Note, and applicable federal and state securities laws and regulations.

c) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Conversion.

a) Mandatory Conversion at IPO. In the event that the Company consummates an IPO, then the total outstanding principal amount of this Note and any unpaid accrued Interest shall automatically convert into Conversion Shares, without any further action by the Holder, at the Mandatory Conversion Price set forth in Section 4(c)(i) hereafter (a “Mandatory Conversion”). The applicable date of conversion, with respect to a Mandatory Conversion (the “Mandatory Conversion Date”) shall be the date of the closing of the IPO. The Company shall deliver to the Holder written notice of the Mandatory Conversion, including the material terms thereof and a calculation of the Conversion Price with supporting detail, at least twenty (20) days prior to the proposed Mandatory Conversion Date. Upon a Mandatory Conversion hereunder, the Holder shall surrender this Note as promptly as is reasonably practicable after the Mandatory Conversion Date without delaying the Company’s obligation to deliver the shares on the Share Delivery Date.

b) Optional Conversion by Holder. In the event that this Note continues to be outstanding on December 31, 2024, the Holder shall have the option, upon delivery to the Company of written notice, on or before January 31, 2025 (the “Optional Conversion Notice”), to convert the total outstanding principal amount of this Note and any unpaid accrued Interest into Conversion Shares, at the Optional Conversion Price set forth in Section 4(c)(ii) hereafter (an “Optional Conversion” and collectively with a Mandatory Conversion, a “Conversion”). The Optional Conversion Notice shall be delivered at least ten (10) Business Days prior to the date of Optional Conversion.

c) Conversion Price.

i. The conversion price applicable to a Mandatory Conversion shall be equal to a 45% discount to the initial public offering price of the Company’s Securities in the IPO, subject to any adjustments provided in this Note (the “Mandatory Conversion Price”).

ii. The conversion price, on a per share of common stock basis, with respect to an Optional Conversion shall be, either, at the option of the Holder (i) $1.80 (subject to adjustment hereunder) or (ii) such conversion price, as determined based on a $15.5 million valuation of the Company divided by the aggregate total number of shares of Common Stock and Common Stock Equivalents then outstanding, including the Conversion Shares issuable upon the conversion of this Note (the “Optional Conversion Price,” and collectively with the Mandatory Conversion Price, the “Conversion Price”).

d) Mechanics of Conversion.

i. Conversion Shares Issuable upon Conversion of Principal Amount and Interest. The number of Conversion Shares issuable upon a Conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note and accrued and unpaid interest to be converted by (y) the applicable Conversion Price.

ii. Delivery of Conversion Shares Upon Conversion. Not later than five (5) Business Days after the Conversion Date (the “Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder a notice of issuance for the number of Conversion Shares being acquired upon the Conversion of this Note, which shall include the restrictive legends described below, unless it is otherwise determined in good faith that such restrictive legends are not required.

iii. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon Conversion of this Note and payment of any Interest on this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than such aggregate number of Conversion Shares (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5) upon the Conversion of the then outstanding principal amount of this Note and payment of Interest hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the Conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such Conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the applicable Conversion Price or round up to the next whole share.

v. Transfer Taxes and Expenses. The issuance of Conversion Shares on Conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon Conversion in a name other than that of the Holder of this Note so converted and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 5. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any Common Stock Equivalent (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Note), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then, in each such case, the Company shall make an applicable adjustment to the Mandatory Conversion Price and the Optional Conversion Price to equitably increase or reduce the number of shares issuable upon the Conversion of this Note, as determined by its Board of Directors.  Any adjustment made pursuant to this Section 5(a) shall become effective (x) immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, (y) immediately after the effective date in the case of a subdivision, combination or re-classification, or (z) as determined in the good faith reasonable judgment of the Board of Directors in any other case taking into account any recommendation including in any opinion received in connection with an adjustment.

b) Rights upon Issuance of Other Securities.

i.  Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Original Issuance Date the Company grants, issues or sells (or enters into any agreement to grant, issue or sell), or in accordance with this Section 5(b) is deemed to have granted, issued or sold, any shares of Common Stock (including the granting, issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities granted, issued or sold or deemed to have been granted, issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Mandatory Conversion Price and/or Optional Conversion Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the applicable Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 5(b)), the following shall be applicable:

x. Issuance of Options. If the Company in any manner grants, issues or sells (or enters into any agreement to grant, issue or sell) any options or rights to acquire Common Stock or Convertible Securities (“Options”) and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting, issuance or sale of such Option for such price per share. For purposes of this Section 5(b)(i)(x), the “lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof, minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) with respect to any one share of Common Stock upon the granting, issuance or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration (including, without limitation, consideration consisting of cash, debt forgiveness, assets or any other property) received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms thereof or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

y. Issuance of Convertible Securities. If the Company in any manner issues or sells (or enters into any agreement to issue or sell) any Convertible Securities and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale (or the time of execution of such agreement to issue or sell, as applicable) of such Convertible Securities for such price per share. For the purposes of this Section 5(b)(i)(y), the “lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale (or pursuant to the agreement to issue or sell, as applicable) of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) with respect to any one share of Common Stock upon the issuance or sale (or the agreement to issue or sell, as applicable) of such Convertible Security plus the value of any other consideration received or receivable (including, without limitation, any consideration consisting of cash, debt forgiveness, assets or other property) by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 5(b), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

z. Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 5(b)(i)(z), if the terms of any Option or Convertible Security (including, without limitation, any Option or Convertible Security that was outstanding as of the Original Issuance Date) are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 5(b)(i)(z) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

c) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

d) Notice to the Holder. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall deliver to each Holder within two (2) Business Days a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

e) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

Section 6. Events of Default.

a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i. any default in the payment of (A) the principal amount of this Note or (B) interest, liquidated damages and other amounts owing to the Holder on this Note, as and when the same shall become due and payable (upon demand for payment by the Holder or by acceleration or otherwise) which default, solely in the case of an interest payment or other default under clause (B) above, is not cured within three (3) Business Days;

ii. the Company shall fail to observe or perform any other covenant or agreement contained in this Note or in any other Transaction Document, which failure is not cured, if possible to cure, within five (5) Business Days after notice of such failure sent by the Holder to the Company;

iii. any representation or warranty made in this Note or the Purchase Agreement, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

iv. the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event; or

v. the Company shall fail to maintain a sufficient number of shares of Common Stock reserved for issuance upon the Conversion of this Note and such failure is not cured within thirty (30) days after written notice from the Holder.

b) Remedies Upon Event of Default.

i. Acceleration. If any Event of Default occurs, the outstanding principal amount of this Note, plus accrued but unpaid Interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable, at the Holder’s election in cash. Upon the payment of this Note in full, including interest, the Holder shall promptly surrender this Note to or as directed by the Company. In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 6(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. The Company shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

ii. Extension of Maturity Date. In the event that the Holder does not elect to accelerate the payment of this Note upon the occurrence of an Event of Default, as provided in Section 6(b)(i) above, the Holder may elect to extend the Maturity Date of this Note by one (i) month for each month or portion of a month that an Event of Default exists and is continuing. During any such extensions, Default Interest shall continue to be payable by the Company until the Event of Default has been cured, as provided in Section 2(a) hereof.

Section 7. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder or the Company hereunder shall be in writing and delivered as provided in Section 5.4 of the Purchase Agreement.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

d) Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Note (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of this Note, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e) Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing.

f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

g) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

j) Amendments. This Note may be amended, in writing, by the mutual agreement of the Company and the Holder.

k) Expenses. The Company and the Holder will each bear their own legal and other expenses in connection with the preparation and negotiation of this Note. The Company shall pay all out-of-pocket expenses incurred by the Holder, including the fees, charges and disbursements of counsel for the Holder, in connection with the enforcement or protection of its rights (i) in connection with this Note, including its rights under this Section 7 and (ii) in connection with this Note, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of this Note (collectively, the “Enforcement Costs”).

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(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

FLEWBER GLOBAL Inc.

By:	/s/ Marc Sellouk
	Name:	Marc Sellouk
	Title:	Chief Executive Officer

Address for Notices: 1411 Broadway 38th Floor, New York, NY 10018

Email for Notices: msellouk@flewber.com

Schedule of Investors

Name	Date	Subscription Amount	Principal Amount
Gregory Castaldo	May 17, 2024	$250,000	$275,000
Joseph Reda	May 17, 2024	$250,000	$275,000
Leonard R. Warner Jr.	May 17, 2024	$50,000	$55,000
Unicorn Capital Partners LLC	May 17, 2024	$75,000	$82,500
Unterberg Legacy Capital, LLC	May 17, 2024	$150,000	$165,000